UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2006

PLM EQUIPMENT GROWTH FUND V
(Exact name of registrant as specified in its charter)

California	01-19203	94-3104548
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
405 Lexington Avenue 67th Floor	New York NY	10174
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 682-3344

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2 under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 4.02 Non-Reliance of Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

PLM Financial Services Inc., the General Partner of PLM Equipment Growth Fund V, (the Partnership) concluded on May 10, 2006, that the Partnership will restate previously issued financial statements as of and for the years ended December 31, 2005 and 2004 and previously issued interim financial statements included in the Partnership’s 2005 Form 10-QSBs for the quarters ended June 30, 2005 and September 30, 2005 to properly account for the receipt of securities in a publicly traded Canadian entity that the Partnership received in October 2004 and July 2005 in settlement of an unsecured bankruptcy claim. Accordingly, our previously issued financial statements for the periods noted above should no longer be relied upon. The Partnership plans to file an amended Form 10-KSB for the year ended December 31, 2005 and amended Form 10-QSBs for the quarters ended June 30, 2005 and September 30, 2005 by June 5, 2006. The appropriate accounting for the receipt of the securities will be reflected in the Partnership’s Form 10-QSB for the three months ended March 31, 2006 which is expected to be filed on or about May 15, 2006.

This restatement will impact other income, net income, comprehensive income, investment in marketable securities and partner’s capital. It will have no impact on the cash balances.

The General Partner has determined that its accounting for the receipt of securities in a publicly traded Canadian entity issued to the Partnership in settlement of a bankruptcy claim, and subsequent changes in the fair market value of the securities was not in compliance with generally accepted accounting principles. Specifically, between October 2004 and December 2005, the following errors occurred:

-The Partnership did not record as an asset on the balance sheet and a component of net income, the fair market value of the securities on the dates the securities were received.

-The Partnership did not include foreign currency translation gains and losses of the marketable securities held in Canadian dollars, as a component of net income and loss in subsequent quarters.

-The Partnership did not reflect changes to the fair value of the marketable securities on the balance sheet and the related unrealized gains and losses in the marketable securities as a component of comprehensive income and loss in subsequent quarters.

The restatement adjustments are expected to impact the following components of net income and comprehensive income as follows (in 000’s except per share amounts):

                                                For the Year Ended December 31, 2005
	As
	Previously		As
	Reported	Adjustment	Restated
Interest and other income	$342	$74	$416
Total revenues	2,514	74	2,588
(Loss) income from continuing operations	(52)	74	22
Net income	4,047	74	4,121
Other comprehensive income:
Unrealized holding gains	--	31	31
Comprehensive income	4,047	105	4,152
Limited partners share of net income	2,913	74	2,987
Limited partners' basic earnings per
weighted-average limited partnership unit:	$0.34	$0.01	$0.35

                                                  For the Year Ended December 31, 2004
	As
	Previously		As
	Reported	Adjustment	Restated
Interest and other income	$1,040	$448	$1,488
Total revenues	2,768	448	3,216
Income from continuing operations	1,040	448	1,488
Net income	625	448	1,073
Other comprehensive income:
Unrealized holding gains	--	224	224
Comprehensive income	625	672	1,297
Limited partners share of net income	625	448	1,073
Limited partners' basic earnings per
weighted-average limited partnership unit:	$0.07	$0.06	$0.13

The cumulative effect of these adjustments to the Partnership’s balance sheet as of December 31, 2005 is expected to increase its investment in marketable securities by approximately $0.8 million and limited partner’s capital by approximately $0.8 million.

The General Partner has discussed the matters disclosed in this Current Report on Form 8-K with its independent registered public accounting firm.

The discussion of the Parntership’s revised financial results contained in this Current Report on Form 8-K has been prepared by the General Partner and represents management’s preliminary assessment of the revised results.

The General Partner has not completed its evaluation of internal controls relating to this misstatement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLM Equipment Growth Fund V By PLM Financial Services, Inc. Its General Partner
By: /s/ Richard K Brock
Date: May 12, 2006	Richard K Brock Chief Financial Officer